EXHIBIT 4.8

                                February 28, 2005

Shai Z. Stern
Vintage Filings, LLC

150 West 46th Street, 6th Floor
New York, NY 10036
Phone: 212.730.4302
Fax:     646.349.9655

Re: Amendment No. 1 of the December 9, 2004 Letter Agreement by and between Dtomi and Vintage Filings (the "Letter Agreement").

Dear Shai,

         This letter amends Letter Agreement. The term which grants Vintage a cashless warrant for 1,000,000 shares of Dtomi common stock with an exercise price of $0.25 is here by deleted. In lieu of the deleted term, Vintage shall be issued a warrant to purchase 500,000 shares of Dtomi stock with an exercise price of $0.25, effective January 25, 2005. All remaining terms and conditions of the Agreement shall remain in full force and effect. If this modification is agreeable to you, please sign and return the letter via facsimile to
206.262.9513. Thank you for your consideration.

                                                     Best Regards,

                                                     John Haddock
                                                     CEO, Dtomi, Inc.

Agreed:
Vintage Filings, LLC

By: _______________________

Its: _______________________